EXHIBIT 99.1

Continental Materials Corp Acquires American Wheatley and Global Flow Products

CMC’s second acquisition this quarter – expands commercial HVAC capabilities

CHICAGO, June 03, 2019 (GLOBE NEWSWIRE) -- Continental Materials Corporation (“CMC”) (NYSE American: CUO), today announces the acquisition of American Wheatley HVAC and Global Flow Products (together “GFP”), based in Broken Arrow, Oklahoma.

This marks the second acquisition for CMC this quarter, continuing its strategy to be a strong partner to family-owned businesses. With this acquisition, CMC expands its commercial HVAC reach and capabilities, and adds manufacturing expertise in a number of new markets.

GFP is a family-owned business with over 40 years’ experience in providing American Wheatley HVAC branded products, including a broad line of ASME pressure vessels, custom fabricated products, valves, strainers and other hydronic accessories, for discerning commercial HVAC customers.  With a focus on quality and accreditations, GFP has shown consistent service to its customers over four decades.  Dan Llewellyn, the President and owner of GFP, will remain with the business along with all the employees.

“The acquisition of GFP expands our product offering in the HVAC market sector and provides an opportunity for long term growth,” Ryan Sullivan, Chief Operating Officer of CMC, said. “We continue to seek U.S.-based manufacturing companies to acquire and are delighted to have found in GFP, a well-managed high quality family business that fits our strategy. We look forward to working with Dan and investing in GFP through the upcoming years.”

“I am excited to be partnering with CMC,” Llewellyn said. “Their flexibility throughout the process, their focus on long term investing, along with their operational strengths and appreciation for family businesses, distinguished them as I evaluated the best fit for my family and business. I am confident CMC will help drive GFP to its full potential, creating greater value for our customers and opportunities for our employees.”

Terms of the transaction were not disclosed.

About Continental Materials Corporation
Founded in 1954, Continental Materials Corporation is a public holding company with subsidiaries in industrial and residential heating and cooling manufacturing, commercial door distribution and manufacturing and aggregates mining and processing.  Headquartered in Chicago, IL, CMC employs approx. 450 employees across the US.

Forward-Looking Statements
CMC’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect CMC’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of post-acquisition integration efforts; and market risks and price fluctuations related to the purchase of commodities. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in CMC’s Annual Report on Form 10-K for the year ended December 29, 2018 filed with the Securities and Exchange Commission, as the same may be amended from time to time.

Contact
Paul Ainsworth, Chief Financial Officer, Continental Materials Corporation
T: +1 312 541 7222
Email: paul_ainsworth@contmtl.com